JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com News release: IMMEDIATE RELEASE Investor Contact: Mikael Grubb, 212-270-2479 Media Contact: Joseph Evangelisti, 212-270-7438 JPMorganChase Elects Michele G. Buck to its Board of Directors NEW YORK, December 12, 2024 – JPMorganChase (NYSE: JPM) announced today that Michele G. Buck, 63, has been elected as a director of the company, effective March 17, 2025. Ms. Buck is Chairman of the Board, President and CEO of The Hershey Company, an industry-leading snacks company. She brings more than 30 years of consumer-packaged goods experience and proven success transforming businesses and engaging organizations to accelerate profitable growth. She held several senior leadership roles within Hershey prior to becoming CEO in 2017, serving as the company’s Chief Operating Officer as well as President of its North America operations and Global Chief Growth Officer. Before joining Hershey in 2005, Ms. Buck was an officer at Kraft/Nabisco and held a number of senior marketing and general management positions during her 17 years at the company. She started her career at the Frito-Lay division of PepsiCo. She serves on the Board of Directors at New York Life, a Fortune 100 company, where she served two terms as Lead Independent Director, was chair of the Operations Committee, and chair of the Compensation Committee. In addition, Ms. Buck was Benefit Co-Chair for the Children’s Brain Tumor Foundation. “Michele Buck has deep experience leading large, complex global organizations and guiding transformational change. Her passion for serving customers and employees combined with her experience will add tremendous value to our company,” said Jamie Dimon, Chairman and CEO of JPMorganChase. “I am honored to join the board at JPMorganChase, a company that shares my commitment to driving sustained growth through innovation and outstanding service. I look forward to contributing my expertise and experience as the firm continues to make substantial investments to better serve its customers, employees, and communities,” said Ms. Buck. About JPMorganChase JPMorganChase (NYSE: JPM) is a leading financial services firm based in the United States of America (“U.S.”), with operations worldwide. JPMorganChase had $4.2 trillion in assets and $346 billion in stockholders’ equity as of September 30, 2024. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, the Firm serves millions of customers in the U.S., and many of the world’s most prominent corporate, institutional and

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